EXHIBIT 107
Calculation of Filing Fee Tables
424(b)(3)
(Form Type)
Service Corporation International
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	(1)	Debt	5.750% Senior Notes due 2032	457(r)	$800,000,000	100%	$800,000,000	0.00014760	$118,080	—	—	—	—
Fees Previously Paid		—	—	—	—	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities		—	—	—	—	—	—	—	—	—	—	—	—
		Total Offering Amounts					$800,000,000		$118,080
		Total Fees Previously Paid							—
		Total Fee Offsets							—
		Net Fee Due							$118,080

(1)
Calculated in accordance with Rule 457(r)
under
the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 456(b) and Rule 457(r) under the Securities Act, the registrant initially deferred payment of all of the registration fee for Registration Statement
No. 333-275918
filed with the Securities and Exchange Commission on December 6, 2023.